Exhibit 99.1

IRIDEX Announces 2018 First Quarter Financial Results

MOUNTAIN VIEW, Calif., May 3, 2018 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the first quarter ended March 31, 2018.

First Quarter Highlights

•	Cyclo G6™ product revenue increased approximately 50% year-over-year
•	Shipped a record 11,600 G6 probes
•	Shipped 99 G6 laser systems
•

Presence at American Society of Cataract and Refractive Surgery (ASCRS) and Association for Research in Vision and Ophthalmology (ARVO) meetings included presentation of 10 papers and posters reviewing the treatment of over 550 eyes with MicroPulse® technology for glaucoma

•	Total revenue of $9.5 million
•	Appointed Maria Sainz and David Bruce to Board of Directors, adding extensive and relevant expertise in medical device product development and commercialization to leadership team

“We’re off to a solid start in 2018 and are making progress in our shift towards a glaucoma, disposables-oriented business model. Revenues in the first quarter were driven by new G6 system placements and increased probe utilization worldwide,” said William M. Moore, President and CEO. “I’m pleased with the strides our commercial team is making with both new and existing customers, as well as the impact our marketing organization is having on raising awareness on the benefits of our MicroPulse technology in treating all stages of glaucoma.  I am also pleased that we have made significant progress regarding the voluntary recall of our TrueFocus LIO Premiere™ laser accessory and have developed an action plan to return this product to the market.”

First Quarter 2018 Financial Results

Revenue for the three months ended March 31, 2018 decreased 9% to $9.5 million from $10.5 million during the same period of the prior year. The decrease in revenue was primarily due to lower retina product revenues related to the Company’s voluntary LIO recall. The decrease was partially offset by growth from G6 product revenues and the reversal of a portion of the reserves related to the LIO recall.

Gross profit for the first quarter of 2018 was $3.9 million, or 41.2% gross margin, compared to $4.5 million, or 42.6% gross margin, in the same period of the prior year. Gross margin was primarily impacted by unfavorable geographic mix and less efficient overhead absorption, partially offset by the benefit of higher margin G6 revenues and the reversal of a portion of the reserves related to the LIO recall.

Operating expenses for the first quarter of 2018 were $7.5 million compared to $6.3 million in the same period of the prior year. This increase is attributable to investments to support the Company’s commercial infrastructure, including increased sales and marketing expenses.

Loss from operations for the first quarter of 2018 was $3.6 million, compared to loss from operations of $1.9 million for the same period of the prior year.

Exhibit 99.1

Cash and cash equivalents were $18.5 million as of March 31, 2018.

Guidance for Full Year 2018

IRIDEX reiterated its guidance for 2018 of G6 probe shipments of 40,000 to 45,000, representing growth of approximately 32% year-over-year at the midpoint and shipments of 350 to 400 G6 systems. Total revenue for the full year is expected to be $37 million to $41 million.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 5495252.  A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.iridex.com.  A telephone replay will also be available beginning Thursday, May 3, 2018 through Friday, May 4, 2018 by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, using conference ID: 5495252.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the Company’s recall of its LIO product and its plans to return its LIO product to the market, future demand and order levels for the Company's products, future operating expenses, the adoption and effect of Company products on its results, the markets in which the Company operates, usage and efficacy of the Company's products, the Company’s guidance for fiscal 2018 and future financial results, and the Company's strategic and operational plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@iridex.com

Exhibit 99.1

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,	April 1,
	2018	2017

Total revenues	$9,509	$10,483
Cost of revenues	5,587	6,018
Gross profit	3,922	4,465

Operating expenses:
Research and development	1,104	1,339
Sales and marketing	4,050	2,923
General and administrative	2,385	2,061
Total operating expenses	7,539	6,323

Loss from operations	(3,617)	(1,858)
Other income (expense), net	18	(2)
Loss from operations before provision for income taxes	(3,599)	(1,860)
Provision for income taxes	4	6
Net loss	$(3,603)	$(1,866)

Net loss per share:
Basic	$(0.31)	$(0.16)
Diluted	$(0.31)	$(0.16)

Weighted average shares used in computing net loss per share:
Basic	11,628	11,518
Diluted	11,628	11,518

Exhibit 99.1

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	March 31,	December 30,	,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$18,522	$21,707
Accounts receivable, net	6,400	7,863
Inventories	9,306	9,381
Prepaids and other current assets	681	500
Total current assets	34,909	39,451
Property and equipment, net	1,488	1,403
Intangible assets, net	112	116
Goodwill	533	533
Other long-term assets	170	143
Total assets	$37,212	$41,646

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,976	$1,724
Accrued compensation	1,741	2,459
Accrued expenses	2,358	2,153
Accrued warranty	935	1,536
Deferred revenue	2,245	2,520
Total current liabilities	9,255	10,392

Long-term liabilities: Accrued warranty	180	199
Other long-term liabilities	522	533
Total liabilities	9,957	11,124

Stockholders' equity:
Common stock	126	126
Additional paid-in capital	59,698	59,385
Accumulated other comprehensive income	23	-
Accumulated deficit	(32,592)	(28,989)
Total stockholders' equity	27,255	30,522

Total liabilities and stockholders' equity	$37,212	$41,646